EXHIBIT 15









August 12, 1998





FirstEnergy Corp.
76 South Main Street
Akron, OH  44308

Gentlemen:

We are aware that FirstEnergy Corp. has incorporated by reference in its Registration Statements No. 333-48587, No. 333-48651 and No. 333-58279 its Form 10-Q for the quarter ended June 30, 1998, which includes our report dated August 12, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                                 Very truly yours,




                                 ARTHUR ANDERSEN LLP